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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     / / Definitive proxy statement

     /X/ Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       BANYAN MORTGAGE INVESTMENT FUND
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                (Name of Registrant as Specified in Its Charter)

                       BANYAN MORTGAGE INVESTMENT FUND
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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                              [BANYAN LETTERHEAD]

                                          December 16, 1996

Dear Stockholder:

     Enclosed please find Supplement No. 2 to the Proxy Statement/Prospectus. This supplement provides an update to certain information contained in our previous mailings to you. As most of you know, prior to the date of the original Annual Meeting, the Company received a couple of unsolicited Acquisition Proposals which the Board reviewed and directed management and its advisors to more fully explore. We have subsequently engaged in this process, but no firm offers have been forthcoming. The Board has concluded that further delay is not in the stockholders' best interest and have decided to proceed with the Annual Meeting. Although the Annual Meeting is scheduled to be reconvened on December 18, 1996, in order to give stockholders a sufficient opportunity to review the information in the enclosed supplement, we will reconvene that meeting, but will not take any substantive actions on the proposals, including the Merger. Instead, we anticipate adjourning that meeting and reconvening again on December 27, 1996 at 10:00 a.m. central time at which time we expect to take action on these proposals. As described more fully in the supplement, the polls will remain open until 3:00 p.m. central time on December 30, 1996.

     Some of you may be receiving a letter from John Hinson in which he makes a number of assertions which we believe are wrong. A second letter from Mr. Hinson, modifying the first letter, is enclosed herein. We think it speaks for itself. We believe the disclosure in the Proxy Statement/Prospectus and the supplements thereto is complete and provides you with the facts necessary to make an informed decision. We urge you to ignore Mr. Hinson's other letter.

     Enclosed with this Supplement No. 2 is another proxy card. If you wish to reconfirm or change your vote, please follow the instructions set forth in the supplement. The Board has unanimously approved the Merger and believes that the Merger is fair to, and in the best interest of, Banyan and its stockholders, and unanimously recommends that all stockholders vote FOR the Merger and the other proposals presented to the stockholders.

                                          Very truly yours,

                                          BANYAN MORTGAGE INVESTMENT FUND

                                          Leonard Levine signature
                                          Leonard G. Levine
                                          President

                                     [LOGO]

                                SUPPLEMENT NO. 2
                            DATED DECEMBER 16, 1996
                        BANYAN MORTGAGE INVESTMENT FUND
                           PROXY STATEMENT/PROSPECTUS

     This Supplement No. 2 supplements information contained in the Company's Proxy Statement/Prospectus dated October 9, 1996 as supplemented on November 7, 1996 ("Supplement No. 1") and should be read in conjunction therewith. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Proxy Statement/Prospectus and Supplement No. 1.

GENERAL

     As described more fully herein, the Annual Meeting was convened on November 26, 1996 at 3:00 p.m. central time. Mr. Leonard G. Levine, president of the Company and chairman of the Annual Meeting provided the attendees with a report on the Company's operations for the fiscal year-ended December 31, 1995 and the first nine months ended September 30, 1996. In order to provide the Board with time to review the Acquisition Proposals described below and in accordance with an agreement reached with plaintiffs in the case captioned Hinson and Temple v. Levine et al., the proposals set forth in the notice and agenda for the Annual Meeting were not presented for consideration and no action was taken on these matters. The meeting was adjourned to December 18, 1996. Although the meeting will be reconvened on December 18, 1996, no substantive action will be taken on the Proposals, including the Merger. Instead, the meeting will be adjourned to December 27, 1996 at 10:00 a.m. to allow for dissemination of this supplement. If the Proposals are acted upon at the meeting to be reconvened on December 27, 1996, the polls will remain open until 3:00 p.m. central time on December 30, 1996 to allow stockholders sufficient time to cast a vote on the Proposals, including revoking a proxy previously given to the Board. A Stockholder may revoke a proxy at any time prior to its exercise by: (i) giving written notice thereof to the Board before the proxy is voted at the Annual Meeting; (ii) signing and returning a later-dated proxy; or (iii) attending the Annual Meeting and voting the shares in person. Stockholders may transmit proxies via facsimile to the Company's tabulation agent, First Chicago Trust Company of New York, at (908-417-2916). Mere attendance at the Annual Meeting will not constitute a revocation. See "Matters to be Considered by Stockholders -- Proposal Number
One -- Background of and Reasons for the Merger" and "Banyan -- Legal Proceedings" below. Finally, the Company has been advised that if the Merger is approved, its shares of common stock will not qualify for listing on the Chicago Stock Exchange. The Company has, however, applied to have its shares of common stock included for quotation on The Nasdaq SmallCap Market and has been conditionally approved for listing.

                    MATTERS TO BE CONSIDERED BY STOCKHOLDERS

QUORUM AND VOTING RIGHTS; PROXIES

     With respect to Proposal Number One, RGI Holdings has agreed to vote the 7,466,666 shares purchased in the Private Placement in proportion to the vote of all other Stockholders, provided that abstentions and broker non-votes will not be treated as votes cast for this purpose. RGI intends, however, to fully vote the Purchased Shares (as defined below) to the extent that it has valid proxies to vote such shares. In addition to the use of mails, proxies may be solicited by directors, officers and employees of Banyan, Banyan Management Corp., RGI U.S. Holdings, Inc., or RGI Holdings, Inc. None of these individuals or entities will be specifically compensated for these services.

BACKGROUND OF AND REASONS FOR THE MERGER

     On November 15, 1996, the Company received an unsolicited Acquisition Proposal from Apollo Real Estate Advisors II L.P. ("Apollo"). In its proposal, Apollo expressed interest in acquiring the Company under which Apollo would pay $0.46875 for each share of Banyan common stock outstanding. In addition, Apollo indicated that it would make a loan to the Company sufficient to enable it to retire the obligations under the Morgens Loan and the SoGen Loan each of which are held by RGI. Pursuant to Section 5.04 of the Merger Agreement, the Company subsequently notified RGI that the Company had received this proposal and that, consistent with the Board's fiduciary duties, the Company intended to enter into discussions or negotiations with Apollo. The Company subsequently entered into a confidentiality agreement with Apollo and provided Apollo with access to, or copies of, material non-public information regarding the Company and its assets. In addition, Josephthal was retained to act as financial advisor to the Company and the Board and to assist the Company and the Board in evaluating the Apollo proposal or any other unsolicited proposal received by the Company, as well as to assist as financial advisor in connection with the Merger. A series of special meetings of the Board were subsequently convened to discuss and consider the Apollo proposal, as well as other Acquisition Proposals described below. The Board noted that the Apollo proposal was subject to a significant due diligence period and provided few details on the manner in which Apollo would effect its proposal. Kenneth Uptain, a director of the Company, as well as president and a director of RGI Holdings, Inc. and RGI U.S., did not attend any of these meetings and did not participate in any of the discussions regarding these proposals, having agreed to recuse himself from these meetings and discussions. In addition, Mr. Levine, along with counsel and a representative from Josephthal, met with representatives of Apollo and its counsel on November 20, 1996 to discuss the Apollo proposal and to impress upon Apollo the need for timely action since the forbearance agreements entered into with RGI in respect of the Morgens Loan and the SoGen Loan expire on December 31, 1996, and RGI would have the right to terminate the Merger Agreement if the Merger was not consummated by December 31, 1996. This meeting was followed by a series of telephone conferences and in-person meetings between representatives of the Company and Apollo, and representatives of Apollo subsequently toured certain of Banyan's properties.

     On November 19, 1996, the Company received an unsolicited Acquisition Proposal from Gabriel Capital Group ("Gabriel") expressing an interest in investing approximately $10 million in the Company. The Gabriel proposal did not address the need for funds to satisfy the Morgens Loan and the SoGen Loan and mirrored the proposal made by Gabriel shortly before closing of the Private Placement in May 1996. Pursuant to Section 5.04 of the Merger Agreement, the Company subsequently notified RGI that the Company had received this proposal and that, consistent with the Board's fiduciary duties, the Company intended to enter into discussions or negotiations with Gabriel. As a condition to providing Gabriel with material, non-public information regarding the Company and its assets, the Company presented Gabriel with a confidentiality agreement in form and substance identical to the agreement entered into with Apollo. Although representatives of the Company engaged in preliminary discussions with representatives of Gabriel in order to learn more about Gabriel's proposal, Gabriel declined to enter into a confidentiality agreement with the Company. Consequently, the Company did not provide Gabriel with material, non-public information concerning the Company. The Gabriel proposal was also discussed at the special board meetings noted above although the Board noted that the proposal did not contemplate providing funds to retire the Morgens loan and the SoGen loan. Mr. Uptain was not present at the meetings held to discuss this proposal and did not participate in any of the discussions regarding this proposal.

     On December 2, 1996, the Company received an unsolicited Acquisition Proposal from D. Andrew Beal expressing an interest in either individually, or through affiliates, acquiring the Company for a cash price of approximately $24.1 million or $0.51 per share. Pursuant to Section 5.04 of the Merger Agreement, the Company subsequently notified RGI that it had received this proposal and that, consistent with the Board's fiduciary duties, the Company intended to enter into discussions or negotiations with Mr. Beal. As a condition

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

to providing Mr. Beal with material, non-public information regarding the Company and its assets, the Company presented Mr. Beal with a confidentiality agreement in form and substance identical to the agreement entered into with Apollo. Representatives of both the Company and Mr. Beal engaged in negotiations over the terms and conditions of a confidentiality agreement, but the parties were unable to agree on terms and a confidentiality agreement was never signed. Consequently, the Company did not provide Mr. Beal with any material, non-public information regarding the Company and its properties. The proposal from Mr. Beal was also discussed at the special board meetings noted above. Similar to the Apollo proposal, the Board noted that the proposal made by Mr. Beal was subject to due diligence conditions and also provided few details on the manner in which it might be effected. Mr. Uptain was not present at the meetings held to discuss this proposal and did not participate in any of the discussions regarding this proposal.

     On December 6, 1996, at a special meeting of the Board, from which Mr. Uptain recused himself, the Board further reviewed the status of each Acquisition Proposal described above and received a report from management regarding the substance of discussions with each party. Mr. Levine informed the Board that despite the fact that representatives of Apollo had indicated to him, as well as to a representative of Josephthal, that an offer would be forthcoming by the end of business on either December 4th or December 5th, Apollo had neither made an offer nor returned calls to the Company made for the purpose of inquiring into the status of the Apollo proposal. Similarly, Mr. Levine also informed the Board that he was in receipt of a filing made with the Securities and Exchange Commission by affiliates of Gabriel indicating that the affiliates had entered into an agreement to sell all of their shares of Banyan common stock to RGI Holdings for approximately $0.60 per share. He added that Gabriel had provided no further details to its November 19th proposal in discussions with representatives of Josephthal over the course of the last two weeks. Finally, Mr. Levine advised the Board that Mr. Beal had taken no further steps to provide any further information or substance to the proposal made to the Company on December 2nd.

     The Board expressed its concerns regarding the imminent deadline for completing the Merger contained in the Merger Agreement and the debt forbearance agreements, as well as the lack of any firm alternatives and directed management to make further inquiry of each of Apollo, Gabriel and Mr. Beal to determine whether any of these parties were going to make a firm offer. Further, the Board directed management to set a deadline of 5:00 p.m. Chicago time on December 9, 1996 for the receipt of firm offers from these parties and that failing the receipt of any such firm offer, management was to prepare a supplement to the Company's Proxy Statement/Prospectus and proceed with the Company's Annual Meeting. Mr. Levine later advised the Board that as of 5:00 p.m. Chicago time on December 9, 1996, over three weeks from receipt of the Apollo Acquisition Proposal, no firm offer had been received from any of these parties, that Gabriel had expressly declined to make an offer and that Mr. Beal had advised the Company that he would not execute a confidentiality agreement and did not make an offer although he expressed an interest in purchasing assets should the Company be so inclined to sell. As a result, the Board concluded that further delay in proceeding with the Annual Meeting was not in the best interest of the Banyan stockholders. Apollo subsequently indicated after 5:00 p.m. on December 9th in a telephone conference between Mr. Levine and a representative of Apollo that Apollo was still considering making an offer but was not prepared to respond at that time. Mr. Levine advised Apollo that, in management's view, the Board would consider a firm offer even if made after 5:00 p.m. on December 9th, but that the exigencies of the situation demanded swift and unconditional action. As of the date of this supplement, no offer had been received from Apollo.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF BANYAN

     In reaching the conclusions set forth above, the Board considered a number of factors as described in the Proxy Statement/Prospectus. For example, the Board considered the Company's need for additional capital to continue implementing its business plans coupled with RGI Holdings' willingness, as part of the overall transaction, to purchase the Morgens Loan and the SoGen Loan and to provide the Company with enhanced flexibility by amending certain provisions contained in the agreements governing these loans. As part of its analysis, management prepared and the Board reviewed a model projecting the cash flow which may be generated from continued development and ultimate sale of both the Company's properties and the RGI Properties or in the case of the RGI Properties, sale of club memberships and other amenities on a post-

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

merger basis (the "Merger Cash Flow Model"). The Merger Cash Flow Model did not consider the tax impact on the cash flows since management concluded that the Company would have sufficient tax planning opportunities coupled with existing net operating loss carryforwards ("NOL's") to shelter any gain or income that the Company may realize even though the Merger would limit use of the NOL's. Management advised the Board that these projections reflected management's good faith estimate of these potential cash flows.

     The Merger Cash Flow Model projects cash flow for the fiscal years ended December 31, 1996 through December 31, 2003 on a property-by-property basis for each Banyan property, as well as each of the RGI Properties. For purposes of this analysis, cash flows projected for receipt beyond 2003 (the "Terminal Cash Flows") were assumed to be received in 2003 by discounting to present value (December 31, 2003 for this purpose) these Terminal Cash Flows. Projections for lot sales at each property were derived from management's estimate of absorption and pricing based on management's review of what it deemed were market comparable transactions and its understanding of the market in which each property is located.

     In the Merger Cash Flow Model, which assumes that the SoGen Loan will be refinanced with new construction financing and that new construction financing would be obtained for the future development at Wayside and Chapman's Landing, the Banyan properties were projected to produce total cash flows through December 31, 2003 of approximately $224 million, a substantial portion (approximately $184 million) of which is not projected to be received until after 2003. These property cash flows include amortization of principal and interest on the construction financing referred to above. The RGI Properties are projected to produce total cash flows through December 31, 2003 of approximately $138 million, of which approximately $89 million is projected for receipt in 2002 (approximately $17 million) and 2003 (approximately $72 million). Operating expenses of approximately $17.6 million for the 1996-2003 time period were projected based on the Company's historical results and management's best estimate of the impact that the Merger would have on the Company's operating expenses. The Merger Cash Flow Model also projects the use of cash to pay a termination fee to Banyan Management Corp. under the Administrative Services Agreement ($350,000) and severance obligations to the Company's president, Leonard G. Levine, ($1.2 million) and repayment of the Morgens Loan by the end of 1997 (approximately $27.4 million), as well as costs associated with the Merger ($1.0 million).

     The Company did not retain an advisor or other expert to review these estimates. The cash flows for the RGI Properties estimated by management were subsequently compared to those contained in the Net Asset Valuation Report prepared by C&L. In addition, representatives of the Company visited each of the RGI Properties to satisfy management and the Board of the reasonableness of the methodologies, assumptions and various other input contained in the Net Asset Valuation Report. Representatives of the Company also spoke with various professionals in the healthcare industry to determine the appropriateness of the assumptions utilized in projecting cash flows from the Oak Harbor property including a review of all of the contractual arrangements between the Oak Harbor entity and the various contractors, including the developer of the property, as well as the lifecare provider. Management also examined other comparable properties and performed a due diligence analysis on the assumptions utilized in projecting the cash flows to be derived from club operations both at Oak Harbor and Grand Harbor and examined all of the significant leases at the Lynnwood Shopping Center. Further, management reviewed the terms and conditions of a transaction in January 1996 under which RGI purchased a 45% interest in the entity which owns the Grand Harbor property. Although RGI had purchased the interest for cash of approximately $52,000 and a note of approximately $990,000, management concluded that this transaction was not reflective of the fair market value of the property because of the circumstances surrounding the sale which involved a settlement between RGI and its former partner.

     In evaluating the potential benefits of the Merger, the Board compared the projected cash flows from the Merger Cash Flow Model to a similar analysis prepared by management which projected the cash flows to be received by the Company if it were to liquidate its existing properties by the end of calendar year 1997 in their "as is" condition without any further development (the "Liquidation Model"). In addition, the Board noted the disparity between the relative contribution of cash flow in the Merger Cash Flow Model between Banyan and RGI and the allocation of equity between RGI Holdings and the other Banyan stockholders. The Board concluded, however, that without the Merger and restructuring of the Morgens Loan and the SoGen Loan, the

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

Company would not be able to realize the cash flow from the further development of the properties but instead would be forced to sell the properties at liquidation values in an "as is" condition.

     The Liquidation Model projected total cash flows of approximately $25 million to be received during the years 1996-1997 after selling the properties, paying the expenses to operate the Company (approximately $5.1 million) over the liquidation period, including the termination fee to Banyan Management Corp. under the Administrative Services Agreement ($350,000), salary, severance and incentive obligations to Mr. Levine (approximately $1.1 million) and retiring the Morgens Loan, the SoGen Loan and other indebtedness totalling approximately $4 million. The Board noted that the Liquidation Model assumed that a liquidation could be achieved in an orderly manner which the Board believed was unlikely in light of the defaults on the Morgens Loan and the SoGen Loan existing as of early January 1996. In comparing the alternative, management also discounted the cash flows under both the Merger Cash Flow Model and the Liquidation Model to present value (January 1, 1996 for this purpose). The cash flows projected in the Merger Cash Flow Model were discounted at a rate of 12%. To give effect to the Merger, management assumed that between 130 million and 150 million shares would be issued in the Merger and the Private Placement to RGI Holdings which, when added to the existing outstanding shares, resulted in reference ranges of per-share cash flow of $0.90 per share to $0.80 per share based on the cash flows from the Merger Cash Flow Model. This assumption was necessary since at the time the analysis was performed the Capital Stock Valuation Report had not been completed and, therefore, a final number of shares issuable to RGI Holdings had not been determined. The discount rate selected by management was based on management's experience with, and knowledge of, the returns required by investors investing in real estate related securities. The cash flows projected in the Liquidation Model were also discounted using a rate equal to 12%. This analysis resulted in reference ranges of cash flow of $0.53 to $0.49 per share.

     Stockholders are cautioned that the projections described above in the Merger Cash Flow Model represent an estimate of cash available for distribution. There is no assurance that even if the projections are achieved, the Company will distribute any monies to the stockholders. In addition, certain of the statements contained herein describing the factors relied upon by management and the Board in evaluating the Merger, such as the description of the Merger Cash Flow Model and the Liquidation Model constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended ( the "Exchange Act"). These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These statements must be read in conjunction with those factors set forth in the Proxy Statement/Prospectus under the headings "Risk Factors," "Banyan" and "RGI/US." The projections contained in the Merger Cash Flow Model and the Liquidation Model were made by management and are based upon a number of estimates and assumptions that, while presented with numerical specificity and considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change, and there can be no assurance that the projections that the Board relied upon will be realized. The inclusion of the projected per-share values herein should not be regarded as a representation by the Company or any other person (including Josephthal or C&L) that the projected per-share values will be achieved and stockholders are cautioned not to place undue reliance on these projected values. Completion of the Merger is subject to a number of conditions including, but not limited to:
(i) approval by the Stockholders; (ii) receipt by the Board of a confirming opinion from Josephthal that the consideration to be paid by Banyan pursuant to the Merger is fair to Banyan and its Stockholders from a financial point of view; and (iii) receipt by Banyan of a report from C&L which reports a fair market value of the RGI/US common stock of not less than $45.9 million; provided that if C&L reports a value for the RGI/US common stock of less than $45.9 million, RGI Holdings may choose to accept fewer shares of Banyan Common Stock in the Merger. In this case, the Exchange Ratio would be determined by: (i) adding the sum of the fair market value of the RGI Properties as reported by Coopers & Lybrand in its report dated the date of the Merger Closing; (ii) dividing such sum by $0.46875; and (iii) dividing such quotient by 1,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     On December 9, 1996 RGI Holdings, Inc. purchased a total of 6,766,600 shares of the Company's common stock (collectively, the "Purchased Shares") in privately negotiated transactions from a total of six stockholders, including all of the shares (3,561,900) of the Company's common stock owned by affiliates of Gabriel (the "Gabriel Shares"). A total of 1,806,200 shares were purchased for $0.50 per share; 1,398,500 shares were purchased for $0.56 per share. The Gabriel Shares were purchased for $0.60 per share. Pursuant to the agreements under which RGI Holdings purchased these shares, the sellers have granted RGI Holdings irrevocable proxies to vote the Purchased Shares at the Annual Meeting; provided, however, that 609,500 of these shares were not owned by the sellers at the Record Date and therefore, the irrevocable proxies as to such shares are not valid.

     In addition, RGI Holdings has agreed to pay all the sellers, except for affiliates of Gabriel, any difference between the per share price paid by RGI Holdings and the fair market value of the consideration that such seller would have received if the Company completes an "acquisition transaction." An "acquisition transaction" is defined in the various stock purchase agreements to include the acquisition by a third party of 50% of the outstanding securities of Banyan or the consummation of a transaction in which Banyan is not the surviving corporation or its securities are converted into cash or other securities, or any sale of all or substantially all the assets of Banyan is consummated within four months. As a result of these purchases, RGI Holdings owns a total of 14,393,266 shares of the Company's common stock or 30.4% of the outstanding shares. If the Merger is approved, RGI Holdings will own approximately 79% of the Company's outstanding common stock (including shares owned by RGI, Inc.) and all other Banyan stockholders will own approximately 21% of Banyan's outstanding common stock. Hence, RGI Holdings will have significant influence over the Company's management and operation and may take actions which have a material adverse effect on the Company's other stockholders.

     On December 10, 1996, an action was filed in the Federal District Court for the Southern District of New York captioned John A. Hinson and John W. Temple v. RGI Holdings, Inc., RGI/US Holdings, Inc. and Kenneth L. Uptain, Case No. 96 Civ. 9257. The plaintiffs claim, among other things, that the individual defendants violated Sections 14(d) and 14(e) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder by making an unlawful tender offer in violation of these sections. The plaintiffs are requesting, among other things, that the court: (i) require the defendants to comply with
Section 14(d) of the Securities Exchange Act and enjoin the defendants from any solicitation of, or tender offer for, shares of the Company's stock until the defendants fully comply with these provisions; (ii) require the defendants to offer to purchase all of the Company's remaining outstanding shares at the same price and on the same terms as defendants have offered to certain holders; and/or (iii) preclude the defendants from changing the vote of those shares (which allegedly had delivered proxies to vote "no" to the proposed Merger between RGI/US and the Company) acquired pursuant to the alleged unlawful tender offer. RGI Holdings, Inc., RGI/US and Mr. Uptain have advised the Company that they believe that the suit is without merit, and each of the defendants intends to vigorously contest the allegations. A hearing on this matter has not been scheduled. The Company is not a party in this litigation.

                                     BANYAN

PROPERTY OPERATIONS -- LAGUNA SECA RANCH

     On November 11, 1996, the Company entered into a non-binding letter of intent with The Golf Group of America, Inc. ("Golf Group") under which the Company expressed its intent to enter into a definitive contract to sell the property commonly known as Laguna Seca Ranch for approximately $12.0 million. The sale is subject to negotiation and execution of a definitive agreement as well as due diligence by Golf Group and is expected to close on or about January 31, 1997. If a definitive agreement is concluded and the sale is completed, all of the net proceeds are required to be applied to outstanding interest and principal on the Morgens Loan. As of December 10, 1996, the remaining principal balance on the Morgens Loan was $24.3 million. As of September 30, 1996, the carrying value of the property was $10.0 million. The execution of the

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

letter of intent was followed by a decision by a trial court in the Circuit Court of Cook County on November 12, 1996 which resulted in dissolution of the partnership which holds title to the property. The general partner of the partnership, a wholly-owned subsidiary of the Company, is now in the process of winding up the affairs of the partnership and disposing of the partnership's assets in accordance with the partnership agreement.

LEGAL PROCEEDINGS

     The hearing in the action captioned Hinson and Temple v. Levine, et al., filed in the Court of Chancery of the State of Delaware, Case No. 15287 NC, previously disclosed and scheduled for November 21, 1996, was postponed by agreement of the parties. No further hearings have been scheduled. On November 13, 1996, an action captioned Goldberg v. Walter E. Auch Sr., et al, C.A. No. 15340 N.C., was filed in The Court of Chancery of the State of Delaware, alleging the same essential allegations as in the Hinson action. The cases were subsequently consolidated for all purposes under the caption In re Banyan Mortgage Investment Fund Shareholders Litigation, Case No. 15287.

                                 JOHN A. HINSON
                          169 Miracle Mile, Suite 200
                          Coral Gables, Florida 33134
                 Telephone (305) 444-2300 - Fax (305) 446-3633

Dear Fellow Banyan Stockholders:

     I sent you a letter dated December 10, 1996 (the "Letter"). Banyan has told me it believes several statements in the Letter are wrong. While I disagree, it may be that the statements could be read to have meaning I did not intend. I have agreed to modify them as follows.

     The underlined last sentence of the fourth paragraph of the Letter should say that I have been advised by persons I regard to be knowledgeable professionals that if the Proposed Merger is effected, Banyan will lose a portion of its considerable tax loss carry-forwards.

     Regarding the fourth paragraph, the Company has advised me that it believes that the $1,200,000 it plans to pay to Leonard Levine in connection with the Proposed Merger is a "contractual payment" relating to a 1990 agreement rather than a "Bonus". Moreover, the Company has advised me that neither Kenneth Uptain nor any other representative of RGI was a member of the Board at the time the Proposed Merger was approved by the Board.

     As to the first sentence of the fifth paragraph of the Letter, the Delaware Chancery Court has not entered an Order requiring Banyan to mail supplemental proxy materials. The Company decided to do so subsequent to receiving the Apollo proposal and plaintiffs brief filed with the Court in support of our preliminary injunction motion. I believe the Company's decision was motivated, at least in part, by claims raised in the Delaware lawsuit.

     The second sentence of the sixth paragraph of the Letter should have read:
"With only a very limited effort on our part, we caused two potentially more attractive proposals to surface." The Company has advised me that subsequent to these proposals no firm offer has been received.

     My position regarding the Proposed Merger remains unchanged.

Sincerely,

John A. Hinson

John A. Hinson
December 13, 1996